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Exhibit 23.1

Consent of Independent Auditors

The Board of Directors
Key Production Company, Inc.:

We consent to the incorporation by reference in the registrations statements (Nos. 33-62355, 333-83955, 333-83953 and 333-53116) on Form S-8 and registration statement (No. 333-83879) on Form S-3 of Key Production Company, Inc. and subsidiaries of our report dated March 6, 2002, relating to the consolidated balance sheet of Key Production Company, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related statements of operations, stockholders' equity and cash flows for the two years then ended, which report appears in the December 31, 2001, Annual Report on Form 10-K of Key Production Company, Inc.

KPMG LLP

Denver, Colorado
March 20, 2002

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  Exhibit 23.1